Exhibit 10.7

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TITAN CNG, LLC

A DELAWARE LIMITED LIABILITY COMPANY

Effective as of January 1, 2016

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TITAN CNG, LLC

A DELAWARE LIMITED LIABILITY COMPANY

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of TITAN CNG, LLC, a Delaware limited liability company (the “Company”), is entered into as of the 1st day of January, 2016 (the “Effective Date”), by and among those parties whose names are set forth on the signature pages hereto.

RECITALS

WHEREAS, on July 9, 2012, a Certificate of Formation (the “Certificate”) was filed for the Company with the office of the Secretary of State of the State of Delaware; and such filing as updated on September 28th 2015 and October 1st, 2015.

WHEREAS, the Members entered into a Limited Liability Company Agreement of Titan CNG, LLC dated as of May 26, 2015 (the “Prior LLC Agreement”).

WHEREAS, the parties hereto desire to enter into this Agreement to amend and restate the Prior LLC Agreement in its entirety, and to provide for the management of the business and the affairs of the Company, the allocation of profits and losses, the distribution of cash of the Company among the Members, the rights, obligations and interests of the Members to each other and to the Company, and certain other matters.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members and Manager hereby amend and restate the Prior LLC Agreement as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

1.1       Definitions. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in Schedule II attached hereto.

1.2       Accounting Terms and Determinations. Unless otherwise specified, (i) all accounting terms used herein shall be interpreted, (ii) all accounting determinations hereunder shall be made, and (iii) all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles, as in effect from time to time, consistently applied.

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1.3       Interpretation. In this Agreement, unless otherwise specified (i) singular words include the plural and plural words include the singular; (ii) words which include a number of constituent parts, things or elements, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all such constituent parts, things or elements as a whole; (iii) words importing any gender include the other gender; (iv) references to any statute or other law include all applicable rules, regulations, and orders adopted or made thereunder and all statutes or other laws amending, consolidating or replacing the statute or law that is referred; (v) references to any agreement or other document, including this Agreement, include all subsequent amendments, modifications, or supplements to such agreement or document; (vi) the words “include” and “including” and words of similar import, shall be deemed to be followed by the words “without limitation”; (vii) the words “hereto,” “herein,” “hereof,” “hereunder” and words of similar import, refer to this Agreement in its entirety; (viii) references to Articles, Sections, paragraphs, Schedules and Exhibits are to the Articles, Sections, paragraphs, Schedules and Exhibits of this Agreement; (ix) numberings and headings of Articles, Sections, paragraphs, Schedules and Exhibits are inserted as a matter of convenience and shall not affect the construction of this Agreement; and (x) all Schedules and Exhibits to this Agreement are incorporated herein by this reference thereto as if fully set forth herein, and all references herein to this Agreement shall be deemed to include all such incorporated Schedules and Exhibits.

ARTICLE II
ORGANIZATIONAL MATTERS

2.1       Filing of the Certificate. The parties have organized the Company pursuant to the Act and the provisions of this Agreement and, for that purpose, have caused the Certificate to be prepared, executed and filed with the Secretary of State of the State of Delaware on July 9, 2012. The Members agree that the rights, duties and liabilities of the Members and the Board shall be as provided in the Act, except as otherwise expressly provided herein.

2.2       Name of Company. The name of the Company is “TITAN CNG, LLC”. The Company may do business under that name and under any other name or names that the Board selects. If the Company does business under a name other than that set forth in the Certificate, then the Company shall comply with any requirements of the Act or applicable law related thereto.

2.3       Address of Company. The principal executive office of the Company shall be situated at 315 Lake Street E, Suite 301 Wayzata, Minnesota 55391, or such other place or places as may be determined by the Board from time to time.

2.4       Agent for Service of Process. The agent for service of process of the Company in the State of Delaware shall be the registered agent named in the Certificate or such Person or Persons as the Board may designate from time to time in the manner provided by applicable law.

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2.5       Business Purposes. The purpose of the Company is to conduct the Business. The Company shall possess and may exercise all powers necessary or convenient to the conduct and promotion of the Business.

2.6       Tax Treatment as Partnership. It is the intent of the Members that the Company shall be operated in a manner consistent with its treatment as a “partnership” for Federal income tax purposes; provided, however, that the Board, in its discretion, may elect to cause the Company to be treated as a corporation for U.S. federal income tax purposes. Except as provided in the foregoing sentence, the Members intend the Company to be a limited liability company under the Act, and that they be Members, and not partners in a partnership. No Member shall take any action inconsistent with the express intent of the parties hereto.

2.7       Term of Company’s Existence. The term of existence of the Company commenced on the effective date of filing of the Certificate with the Secretary of State of the State of Delaware, and shall continue in perpetuity, unless sooner terminated by the provisions of this Agreement or as provided by law.

2.8       Units.

(a)       Generally. Each Member’s Membership Interest shall be represented by units of limited liability company interest (each, a “Unit”). As of the date hereof, there are two classes of Units, Class A Membership Units and Class B Membership Units. All Units outstanding prior to the Effective Date are hereby designated as Class A Membership Units. Class A Membership Units will be entitled to one vote per Unit, and Class B Membership Units will have no voting rights hereunder. The Company is authorized to issue up to 10,000,000 Class A Membership Units and 87,672 Class B Membership Units. The ownership by a Member of Units shall entitle such Member to allocations of Net Income and Net Loss and other items of income, gain, loss or deduction, and distributions of cash and other property, as set forth in ARTICLE IV. The Company may issue fractional Units and all Units shall be rounded to the third decimal place. The names of the Members, and the number of Units held by such Members, among other things, shall be as set forth on Schedule I attached hereto, as such Schedule may be amended by the Board from time to time in accordance with the terms of this Agreement.

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(b)       Class B Membership Units. The Board shall have the right to cause the Company to issue Class B Membership Units to a Person in exchange for services performed or to be performed for the Company or one of its Subsidiaries by such Person, rather than in exchange for Capital Contributions made to the Company by such Person; provided, however, that the Percentage Interest of all issued and outstanding Class B Membership Units shall not exceed 10% at the time any such Class B Membership Units are granted. All Class B Membership Units shall be issued pursuant to a grant agreement (each such agreement, a “Restricted Unit Grant Agreement”), approved by the Board, between the Company and the recipient of such Class B Membership Unit. Each Restricted Unit Grant Agreement may provide for, among other matters, the forfeiture of, transfer restrictions relating to, and repurchase by the Company of, such Class B Membership Units. A Person shall be awarded Class B Membership Units, and, to the extent not already a holder of Units, shall become a Member upon the execution of the Restricted Unit Grant Agreement and the Joinder attached hereto as Exhibit A. Class B Membership Units issued on or after the date of this Agreement are intended to be treated as “profits interests” under IRS Revenue Procedure 93-27 and IRS Revenue Procedure 2001-43 and the provisions of this Agreement shall be interpreted and applied consistently therewith. Each Class B Membership Unit issued after the date hereof shall contain such provisions in order for such Class B Membership Unit to be treated as a “profits interest,” including (A) a threshold amount (at least equal to the Liquidation Value of such Unit being issued absent such a threshold amount) of cumulative Distributions that must be made with respect to all or one or more specified classes of Units outstanding immediately prior to the issuance of such Class B Membership Unit before such Class B Membership Unit may receive any distributions (other than Tax Distributions) (the “Distribution Threshold”) or (B) requiring that the recipient thereof pay the Company an amount per Unit at least equal to the Liquidation Value thereof. Notwithstanding the foregoing, the Distribution Threshold established for any Class B Membership Unit will be not less than an amount equivalent to $12.00 per Unit.

ARTICLE III
CAPITAL ACCOUNTS AND CAPITAL CONTRIBUTIONS

3.1       Initial Capital Contributions and Capital Accounts. An individual Capital Account shall be maintained for each Member in accordance with the requirements of Regulations Section 1.704-1(b)(2)(iv), and the provisions of this Agreement respecting the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with those Regulations. If any Membership Interest (or portion thereof) is Transferred pursuant to and in accordance with this Agreement, the Transferee of such Membership Interest (or portion thereof) shall succeed to the transferring Member’s Capital Account attributable to such Membership Interest (or portion thereof). Each Member has made Capital Contributions and has a Percentage Interest and Capital Account as set forth on Schedule I attached hereto.

3.2       [Intentionally omitted]

3.3       Return of Capital Contributions. Except in accordance with the terms of this Agreement, no Member shall be entitled to receive any distributions, whether of money or property, from the Company.

3.4       No Interest on Capital Contributions or Capital Accounts. Except as otherwise provided in this Agreement, no interest shall be paid on any Capital Contributions or on the balance of any Capital Account.

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3.5       Member Loans.

(a)       Any Member or an Affiliate of a Member may, but shall not be required to, lend money to the Company with the Board’s prior written consent. Such loan (a “Member Loan”) shall not be treated as a Capital Contribution by that Member or entitle the Member to an increase in that Member’s Percentage Interest. The Member Loan shall be a debt due from the Company, repayable out of the Company’s assets, bear interest at the lower of the Prime Rate or the maximum rate permitted by law, and shall be on such other terms as the Company and the Member agree.

(b)       The Members acknowledge that any Member or Affiliate of a Member who loans money to the Company pursuant to this Section 3.5 (each a “Lender”) shall have rights, the exercise of which may be in conflict with the Company’s best interests. In that regard, the Members hereby authorize, agree, and consent to the Lender’s exercise of any of Lender’s rights under any promissory note, security agreement, or other loan document, even though the Lender’s exercise of those rights may be detrimental to the Company or its business. Further, the Members agree that any Lender’s proper exercise of rights shall not be deemed a breach of that Lender’s fiduciary duties, if any, to the Company.

3.6       Limited Liability  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, officer or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or acting as an officer or Manager of the Company; provided that a Member shall be required to return to the Company any distribution made to it in clear and manifest accounting or similar error. The immediately preceding sentence shall constitute a compromise to which all Members have consented within the meaning of the Act. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members, officers or Managers for liabilities of the Company, except to the extent constituting fraud, willful misconduct or a violation of the express terms of this Agreement by such Members, officers or Managers. No amendment or repeal of this Section 3.6 shall have any effect on a Person’s rights under this Section 3.6 with respect to any act or omission occurring prior to such amendment or repeal.

ARTICLE IV
PROFITS, LOSSES AND DISTRIBUTIONS

4.1       Allocations of Net Income and Net Loss. Subject to Section 4.2, Net Income and Net Loss of the Company for each Fiscal Year shall be allocated among the Members so as to reduce, proportionately, the difference between their respective Target Capital Accounts and Partially Adjusted Capital Accounts as of the end of such Fiscal Year.

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4.2       Regulatory Allocations. Notwithstanding any other provision of this Agreement, the following special allocations shall be made in the following order:

(a)       Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.2(a) is intended to comply with the “minimum gain chargeback” requirements of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)       Chargeback Attributable to Member Nonrecourse Debt. If there is a net decrease in Member Minimum Gain during any Fiscal Year, each Member with a share of Member Minimum Gain at the beginning of such Fiscal Year shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(4) and (5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(i). This Section 4.2(b) is intended to comply with the “partner minimum gain chargeback” requirements of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)       Qualified Income Offset. If any Member unexpectedly receives any adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which results in an Adjusted Capital Account Deficit for the Member, such Member shall be allocated items of income and book gain in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible; provided, that an allocation pursuant to this Section 4.2(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE IV have been tentatively made as if this Section 4.2(c) were not in the Agreement. This Section 4.2(c) is intended to constitute a “qualified income offset” as provided by Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)       Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated among the Members who bear the Economic Risk of Loss for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in the ratio in which they share Economic Risk of Loss for such Member Nonrecourse Debt. This Section 4.2(d) is to be interpreted in a manner consistent with the requirements of Regulations Section 1.704-2(b)(4) and (i)(1).

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(e)       Nonrecourse Deductions. Any Nonrecourse Deductions (as defined in Regulations Section 1.704-2(b)(1)) for any Fiscal Year or other period shall be specially allocated to the Members in proportion to their Percentage Interests.

(f)       Regulatory Allocations. The allocations set forth in this Section 4.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the applicable Regulations promulgated under Code Section 704(b). Notwithstanding any other provision of this ARTICLE IV, the Regulatory Allocations shall be taken into account in allocating Net Income, Net Loss and other items of income, gain, loss and deduction to the Members for Capital Account purposes so that, to the extent possible, the net amount of such allocations of Net Income, Net Loss and other items shall be equal to the amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

4.3       Distributions of Available Cash. Subject to Section 4.10, Available Cash shall be distributed to the Members in proportion to their respective Percentage Interests, as and when determined by the Board; provided, however, that in no event shall any distribution be made with respect to a Class B Membership Unit unless and only to the extent that the Company has already made aggregate distributions under this Section 4.3 (excluding Tax Distributions) equal to the Distribution Threshold applicable to such Class B Membership Unit, taking into account only distributions hereunder from and after the date of issuance of such Class B Membership Unit.

4.4       Record Dates. All Net Income and Net Loss shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company’s taxable year is separated into segments, if there is a Transfer of a Membership Interest during the taxable year, the Net Income and Net Loss shall be allocated between the original Member and the successor on the basis of the number of days each was a Member during the taxable year; provided, however, the Company’s taxable year shall be segregated into two or more segments in order to account for Net Income, Net Loss, or proceeds attributable to any extraordinary non-recurring items of the Company.

4.5       Withholding Taxes.

(a)       Notwithstanding any other provision of this Agreement, each Member authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company (pursuant to the Code or any provision of the United States federal, state, local or foreign tax law) with respect to such Member or as a result of such Member’s participation in the Company; and if and to the extent that the Company shall be required to withhold or pay any such withholding or other taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or other tax is required to be paid, which payment shall be deemed to be a distribution with respect to such Member’s interest in the Company.

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(b)       Any withholdings referred to in this Section 4.5 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Board shall have received an opinion of counsel or other evidence, satisfactory to the Board, to the effect that a lower rate is applicable, or that no withholding is applicable.

(c)       If the Company receives a distribution from or in respect of which tax has been withheld, the Company shall be treated as having received cash in an amount equal to the amount of such withheld tax, and each Member shall be treated as having received as a distribution the portion of such amount that is attributable to such Member’s interest in the Company as equitably determined by the Board.

4.6       No Restoration of Negative Capital Accounts. No Member shall be obligated to restore a Capital Account with a balance of less than zero.

4.7       Compliance with Laws and Regulations. It is the intent of the Members that each Member’s distributive share of Company tax items be determined in accordance with this Agreement to the fullest extent permitted by Sections 704(b) and 704(c) of the Code.  Therefore, notwithstanding anything to the contrary contained herein, if the Company is advised, as a result of the adoption of new or amended regulations pursuant to Code Sections 704(b) and 704(c), or the issuance of authorized interpretations, that the allocations provided in this Agreement are unlikely to be respected for Federal income tax purposes, the Board is hereby granted the power to amend the allocation provisions of this Agreement, on advice of accountants and legal counsel, to the minimum extent necessary to cause such allocation provisions to be respected for Federal income tax purposes.

4.8       Code Section 704(c) Allocations. Notwithstanding any other provision in this ARTICLE IV, in accordance with Code Section 704(c) and the Treasury Regulations, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company, or property with respect to which there has been an adjustment to the Book Value pursuant to the definition of Book Value, shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value, using the “traditional method” described in Regulations Section 1.704-3(b). Allocations pursuant to this Section 4.8 are solely for purposes of federal, state and local taxes. As such, they shall not affect or in any way be taken into account in computing a Member’s Capital Account.

4.9       Obligations of Members to Report Allocations. The Members are aware of the income tax consequences of the allocations made by this ARTICLE IV, and hereby agree to be bound by the provisions of this ARTICLE IV in reporting their shares of Company income and loss for income tax purposes.

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4.10       Distributions with Respect to Taxes.

(a)       Within ninety (90) days after the conclusion of each Fiscal Year, and to the extent of the Available Cash, the Company shall make a distribution to each Member (a “Tax Distribution”) which is equal to the amount by which (A) the product of (i) the highest combined marginal Federal and local income tax rates imposed on the ordinary income of individuals who are residents of Minnesota for tax purposes (taking into account the deductibility of local taxes for Federal income tax purposes); and (ii) the Company's taxable income for federal income tax purposes allocated to such Member for such Fiscal Year, exceeds (B) the aggregate amount of distributions made by the Company to such Member pursuant to Section 4.3 with respect to such Fiscal Year; provided, however, that to the extent possible, the Company shall make quarterly distributions in respect of the amounts to be distributed annually pursuant to this Section 4.10(a) in order to facilitate the Members’ ability to make quarterly estimated tax payments with respect to the taxable income of the Company allocated to them, and in determining and making the required Tax Distribution after the end of each Fiscal Year, the Company shall make appropriate adjustments to reflect the actual results of such Fiscal Year and take into account any quarterly Tax Distributions made during such Fiscal Year.

(b)       The amount of any Tax Distributions made to a Member under Section 4.10(a) shall be offset against future distributions to which such Member is entitled under Section 4.3 as quickly as possible in such a manner that, immediately after any distribution has been made pursuant to Section 4.3, the cumulative amount of distributions that have actually been received by each Member pursuant to Section 4.3 and Section 4.10(a) shall equal (to the extent possible) the distributions to which such Member would have been entitled if all such distributions had been made by the Company in accordance with Section 4.3.

4.11       Imputed Underpayments. If a Member is required to bear the financial burden specified in Section 7.6(b)(ii), any amounts otherwise distributable under Section 4.3 or Section 9.2(b) shall be adjusted by the Board to cause the Member to bear such burden; provided, however that if the amount of any “imputed underpayment” (as determined under Section 6225 of the Code, as amended by the Bi-partisan Budget Act of 2015) (an “Imputed Underpayment”) is modified in accordance with Section 6225(c) of the Code, as amended by the Bi-partisan Budget Act of 2015, amounts otherwise distributable under Section 4.3 or Section 9.2(b) shall be adjusted by the Board so that each Member who or which files an amended return and pays the resulting tax and interest due, or whose status as tax-exempt, foreign or being subject to a lower tax rate, results in a modification of the Imputed Underpayment otherwise payable by the Company, realizes the benefit of such modification.

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ARTICLE V
MANAGEMENT

5.1       Management.

(a)       Management by the Board of Managers. In accordance with Section 18-401 of the Act, and except for matters for which approval by all or any portion of the Members is expressly required by this Agreement, the business, property and affairs of the Company shall be managed, and all powers of the Company shall be exercised, by or under the direction of the Board of Managers. Except for matters for which approval by all or any portion of the Members is expressly required by this Agreement or the mandatory provisions of the Act, (i) all decisions concerning the management, operation and policy of the Company’s business shall be made by the Board, and (ii) the Board shall have full, complete and exclusive authority, power and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all acts or activities customary or incident to the management, operation and policy of the Company’s business, property or affairs. Decisions of the Board shall be binding upon the Company and each Member. Except for matters for which approval by all or any portion of the Members is expressly required by this Agreement or the mandatory provisions of the Act, no Member shall have the right to vote on any matters concerning the business, property or affairs of the Company.

(b)       Actions on Behalf of Company. Without limiting the generality of Section 5.1(a), and except for matters for which approval by all or any portion of the Members is expressly required by this Agreement, the Board is authorized and empowered to carry out and implement any and all of the following actions on behalf of the Company:

(i)       engaging personnel, including the officers of the Company, and doing such other acts and incurring such other expenses on behalf of the Company as the Board may deem necessary or advisable in connection with the conduct of the Company’s affairs, including the determination and payment of distributions to Members, and compensation to the Board (if any), in accordance with this Agreement;

(ii)       engaging and compensating independent attorneys, accountants, investment advisers, agents or other such Persons as the Board may deem necessary or advisable;

(iii)       opening, maintaining, conducting and closing accounts, including depositary, custodial, brokerage, margin, client or discretionary accounts, with banks, brokers, investment advisers, or other Persons, and paying the fees and charges for transactions in such accounts;

(iv)       acquiring, disposing of and/or refinancing property, including the Property, owned, directly or indirectly, by the Company or any of its subsidiaries;

(v)       executing, delivering and performing such other contracts, agreements, and such other undertakings as it may deem necessary or advisable for the conduct of the Company’s business;

(vi)       amending Schedule I hereto, from time to time, to accurately reflect the Members and their respective Percentage Interests, Capital Accounts and Units;

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(vii)       taking such actions and making such elections to change the Company’s classification for U.S. federal income tax purposes; and

(viii)       filing, if advisable, a Code Section 754 election for the Company.

(c)       Devotion of Time as Manager. It is acknowledged that each Manager has other business interests to which he may devote part of such Person’s time, and, except as provided in the last sentence of this Section 5.1(c), nothing herein shall require a Manager to devote such Manager’s full time to the business and affairs of the Company. Nothing contained in this Agreement shall preclude a Manager or any of its members, managers, employees, Affiliates or agents from acting as a director, stockholder, member, manager, officer, official, consultant or employee of any Person, from receiving compensation for services rendered in connection with any of the foregoing, from acting as a principal or employee of any Person with whom the Company may contract for services or otherwise, or participating in profits derived from investments in any such Person, or from investing in any securities or other property for its own account. In addition to the foregoing, and notwithstanding anything to the contrary contained in this Agreement, each Manager and its members, managers, employees, Affiliates and agents shall be entitled to engage in any business activity of any kind (“Other Activities”), and none of the Members or the Company shall have any interest or right in or to the Other Activities or to the income or proceeds derived therefrom. Notwithstanding the foregoing, each Manager shall devote sufficient time to the Company to perform his duties hereunder in accordance with the terms of this Agreement.

(d)       Compensation and Reimbursement. The Board, at its discretion, may offer compensation to members of the Board of Managers. The Company shall reimburse each Manager for reasonable out-of-pocket expenditures that such Manager makes on behalf of the Company, as long as such Manager submits substantiating evidence of such expenditures to the Company. Affiliates, employees, agents, and consultants of a Manager, and employees, agents and consultants of Affiliates of a Manager, may be employed by or otherwise may perform services for the Company, and may be compensated by the Company for services rendered.

(e)       Exculpation. None of the Management Parties shall be liable to the Company or any Member for any claims, costs, expenses, damages or losses arising out of or in connection with the performance of its duties as or with respect to a Manager, or for any act or omission performed or omitted to be performed by any Management Party in good faith and pursuant to the authority granted to a Manager under this Agreement, other than those directly attributable to such Management Party’s gross negligence or willful misconduct. No Manager shall be liable to any Member for claims, costs, expenses, damages or losses due to circumstances beyond such Manager’s control, including, without limitation, due to the negligence, dishonesty, bad faith or malfeasance of any employee, broker or other agent of the Company. Any fiduciary duties of the Management Parties are hereby reduced to the maximum extent permissible under Delaware law.

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5.2        Composition of the Board.

(a)       Number and Appointment. The Board shall determine the size of the Board from time to time. As of the Effective Date, the Managers are as set forth on Exhibit B, each of whom is elected to serve until his or her death, resignation or earlier removal. The Managers shall be elected, designated, or appointed as follows: (i) each of the Chief Executive Officer and the President of the Company, so long as such person holds that office, shall be designated a Manager; and (ii) the Initial Members shall be entitled to elect the other Managers.

(b)       Term. Each Manager appointed shall serve until a successor is appointed or designated in accordance with the terms hereof or his or her earlier resignation, death or removal. A Manager may resign at any time upon written notice to the Company. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

(c)       Vacancies. A vacancy in the Board because of resignation, death or removal of a Manager shall be filled by the Members entitled to designate such Manager.

(d)       Chairman. The Board may designate one of the Managers to serve as chairman. If so designated, the chairman shall preside at all meetings of the Board (but shall have no other rights or responsibilities). In the absence of the chairman, or if no chairman is so designated, then a majority of the Managers present at a meeting shall designate a Manager to preside at such meeting.

5.3       Board Actions; Meetings.

(a)       Unless another percentage is set forth in this Agreement or required by applicable law, any determination or action required to be taken by the Board shall be taken by a majority of the Managers then in office (through meetings of the Board or written consents pursuant to this Section 5.3). A majority of the Managers shall constitute a quorum sufficient for conducting meetings and making decisions. The act of a majority of the Managers present at a meeting at which a quorum is present shall be the act of the Board. Each Manager serving on the Board shall be entitled to one vote on all matters coming before the Board.

(b)       Regular meetings of the Board may be held on such date and at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called from time to time by any Manager. Notice of each special meeting of the Board stating the date, place, time and purpose of such meeting shall be given to each Manager by hand, email, telephone, telecopy, overnight courier or the U.S. mail at least 24 hours prior to any meeting of the Board. Notice may be waived before or after a meeting or by attendance without protest at such meeting.

(c)       Any action to be taken by the Board may be taken at a meeting of the Board or by a written consent executed by a majority of the Managers.

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(d)       Managers may participate in a meeting of the Board by means of telephone conference, video conference or similar communications equipment by which all Persons participating in the meeting can communicate with each other, and such participation in a meeting shall constitute presence in person at the meeting. Any Manager unable to attend a meeting of the Board may designate another Manager as his or her proxy. The Board may adopt such other procedures governing meetings and the conduct of business at such meetings as it shall deem appropriate.

5.4       Officers. The Board may appoint officers of the Company in his discretion. Any number of offices may be held by the same person. The Board may choose such officers and agents, as he shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. Any such officers of the Company shall be empowered to carry out the day-to-day operations of the Company and to implement the actions authorized by the Board. Any officer may be removed either with or without cause by the Board at any time, subject to the rights, if any, of such officer under any employment agreement with the Company. Any officer may resign at any time by giving written Notice to the Board. No officer need be a Member.

5.5       Affiliate Transactions. The Members acknowledge and agree that the Company may enter into certain arrangements or agreements (either written or oral) with the Managers and/or their Affiliates, whereby a Manager or one of its Affiliates may provide certain services to the Company at reasonable rates, including, without limitation, sub-leasing office space to the Company, providing certain administrative services for the Company, providing investment banking advice, etc.

5.6       Reliance on Others. In performing its duties, the Managers and Officers shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports, or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Loss of the Company or any facts pertinent to the existence and amount of assets from which distributions of Available Cash to Members might properly be paid), of the following other Persons or groups: (a) the Officers or employees of the Company; (b) any attorney, independent accountant, consultant or other Person employed or engaged by the Company; or (c) any other Person who has been selected with reasonable care by or on behalf of the Company, in each case, as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence.

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ARTICLE VI
MEMBERSHIP, MEETINGS, VOTING

6.1       Members and Voting Rights.

(a)       The Members holding Class A Membership Units shall have the right to vote upon only those matters as to which this Agreement or the Act expressly requires such Member action. Unless otherwise provided in this Agreement, actions of Members shall be pursuant to the prevailing vote or written consent of a majority of the Percentage Interests. Unless otherwise provided in this Agreement, no Member shall be prohibited from voting merely by reason of the fact that the Member would be voting on a matter of particular interest to that Member. The Class B Membership Units shall not be entitled to vote on any matter.

6.2       Record Dates. The record date for determining the Members entitled to Notice at any meeting or to vote, or entitled to receive any distribution, or to exercise any right in respect of any other lawful action, shall be the date set by the Board.

6.3       Membership Certificates. The Company may, but shall not be required, to issue certificates evidencing Units to Persons who, from time to time, are Members of the Company; provided, that if such certificates are issued to a Member, they shall also to be issued to all other Members as necessary to reflect current Units held by Members. Certificates shall be in such form as may be approved by the Board, shall be manually signed by the Board, and shall bear conspicuous legends evidencing the restrictions on Transfer described in, and the purchase rights of the Company and Members set forth in, ARTICLE VIII. All issuances, reissuances, exchanges and other transactions in Units involving Members shall be recorded in a permanent ledger as part of the books and records of the Company. The failure of any person signing as Manager to continue to be Manager shall not affect the validity of the certificates.

6.4       Meetings: Call, Notice and Quorum. The Company shall not be required to hold an annual meeting of Members. Special meetings of the Members may be called at any time by the Board, for the purpose of addressing any matters on which the Members may vote by delivering Notice to the Members entitled to vote on the matters thereon. Meetings may be held at the principal executive office of the Company or at such other location as may be designated by the Board. Following the call of a meeting, the Board shall give Notice of such meeting not less than ten (10) or more than sixty (60) days prior to the date of the meeting to all Members entitled to vote at the meeting.  The Notice shall state the place, date, and hour of the meeting and the general nature of business to be transacted.  No other business may be transacted at the meeting. A quorum at any meeting of Members shall consist of Members holding more than 50% of the Percentage Interests entitled to vote at the meeting, represented in person or by proxy.  The Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if the action taken, other than adjournment, is approved by the requisite approval as specified in this Agreement or the Act.

6.5       Adjournment of Meetings. A meeting of Members at which a quorum is present may be adjourned to another time or place and any business which might have been transacted at the original meeting may be transacted at the adjourned meeting.  If a quorum is not present at an original meeting, that meeting may be adjourned by the vote of Members holding more than 50% of the Percentage Interests entitled to vote at the meeting, represented at that meeting either in person or by proxy.  Notice of the adjourned meeting need not be given to Members entitled to Notice if the time and place thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than forty-five (45) days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which cases Notice of the adjourned meeting shall be given to each Member of record entitled to vote at the adjourned meeting in the manner provided in Section 6.4.

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6.6       Waiver of Notice. The transactions of any meeting of Members, however called and noticed, and wherever held, shall be as valid as though consummated at a meeting duly held after regular call and notice, if a quorum is present at that meeting, either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs either a written waiver of notice, a consent to the holding of the meeting, or an approval of the minutes of the meeting. Attendance of a Member at a meeting shall constitute waiver of notice, except when that Member objects, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened.

6.7       Proxies. At all meetings of Members, a Member may vote in person or by proxy, which proxy must be in writing. Such proxy shall be filed with the Board before or at the time of the meeting, and may be filed by facsimile transmission to the Board at the principal office of the Company or such other address as may be given by the Board to the Members for such purposes.

6.8       Participation in Meetings by Conference Telephone. Members may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Members participating in such meeting can hear one another. Such participation shall be deemed attendance at the meeting.

6.9       Action by Members Without a Meeting. Any action that may be taken at any meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote thereon were present and voted. Any action taken without a meeting shall be effective when the required minimum number of votes have been received. Prompt Notice of the action taken shall be given to all Members who have not consented to the action.

6.10       No Withdrawal. Except as otherwise provided in this Agreement, no Member may withdraw from the Company without the prior written consent of the Board, which consent may be withheld, conditioned or delayed for any reason or no reason.

6.11       Restriction on Members’ Authority. No Member is an agent of the Company solely by virtue of being a Member, and no Member has the authority to act for or bind the Company or any other Member solely by virtue of being a Member.

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ARTICLE VII
ACCOUNTING AND FINANCIAL REPORTING

7.1       Accounts and Accounting. Proper and complete books of account of the Company’s business, in which each Company transaction shall be fully and accurately entered, shall be kept at the Company’s principal executive office, and at such other locations as the Board shall determine from time to time.

7.2       Accounting. The financial statements of the Company shall be prepared in a form which is appropriate and adequate for the Company’s business and for carrying out the provisions of this Agreement. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be selected by the Board, subject to the requirements of the Code.

7.3       Records. At all times during the term of existence of the Company, and beyond that term if the Board deems it necessary, the Company shall cause to be kept the books of account referred to in Section 7.1, together with:

(a)       True and full information regarding the status of the business and financial condition of the Company;

(b)       Copies of the Company’s Federal, state, and local income tax or information returns and reports, if any, for each of the Company’s taxable years;

(c)       A current list of the name and last known business, residence or mailing address of each Member and Manager;

(d)       A copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Agreement and the Certificate and all amendments thereto have been executed; and

(e)       True and full information regarding the amount of Capital Contributions in the form of cash and a description and statement of the agreed value of any other Capital Contributions of each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member.

7.4       Member’s Rights to Records.

(a)       Upon the request of any Member, for purposes reasonably related to the interest of such Member, within five (5) business days of Manager’s receipt of such request, the Company shall cause to be delivered to such Member, at the expense of such Member, a copy of the information required to be maintained pursuant to Section 7.3 and any other information required by the Act.

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(b)       Each Member has the right, upon reasonable prior written notice, for purposes reasonably related to the interests of such Member, to inspect and copy during normal business hours any of the records required by Section 7.3 and any other information required by the Act.

7.5       Financial Reports. The Company shall provide the following financial reports to the Members:

(a)       Within one hundred twenty (120) days after the end of each Fiscal Year, deliver to the Members annual unaudited financial statements for the Company;

(b)       Within seventy-five (75) days after the end of each of the first three fiscal quarters of each Fiscal Year, deliver to the Members unaudited quarterly financial statements of the Company, which will provide narrative and summary financial information of the Company; and

(c)       Send, or cause to be sent, in writing to each Member, within the time period prescribed by law, after the end of each Fiscal Year the information necessary for each Member to complete federal and state income tax or information returns, and a copy of the Company’s federal, state, and local income tax or information returns for such Fiscal Year.

7.6       Tax Matters Member.

(a)       Current Law. For periods not governed by the BBA Partnership Audit Rules, James Jackson shall act as the Tax Matters Member of the Company pursuant to section 6231(a)(7) of the Code, and in such capacity shall represent the Company in all disputes, controversies or proceedings with the Internal Revenue Service.

(b)       Periods Governed by the BBA Partnership Audit Rules.

(i)       Effective as of January 1, 2018, or if later, the date that the BBA Partnership Audit Rules are first applicable to the Company, the Board shall designate the “partnership representative” as defined in Section 6223 of the Code, as amended by the Bi-partisan Budget Act of 2015 (the “Partnership Representative”). The Partnership Representative is authorized and required to represent the Company (at the Company’s expense) in all disputes, controversies or proceedings with the Internal Revenue Service, and, in its sole discretion, is authorized to make any available election with respect to the BBA Partnership Audit Rules and take any action it deems necessary or appropriate to comply with the requirements of the Code and to conduct the Company’s affairs with respect to the BBA Partnership Audit Rules. Each Member and former Member will cooperate fully with the Partnership Representative with respect to any such disputes, controversies or proceedings with the Internal Revenue Service, including providing the Partnership Representative with any information reasonably requested to comply with and make elections under the BBA Partnership Audit Rules.

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(ii)       The financial burden of any Imputed Underpayment and associated interest, adjustments to tax and penalties arising from a partnership adjustment that are imposed on the Company, and the cost of contesting any such partnership adjustment, shall be borne by the Members and former Members pro rata based on their respective distribution entitlements during the reviewed fiscal year. To the extent feasible, the preceding sentence shall be implemented through adjustments to distributions in accordance with Section 4.11, but Members and former Members shall be obligated to indemnify and hold harmless the Company to the extent that the preceding sentence cannot be so implemented. The provisions contained in this Section 7.6(b)(ii) shall survive the termination of the Company and the withdrawal or termination of any Member.

(iii)       The Partnership Representative shall use its reasonable best efforts to minimize the financial burden of any partnership adjustment to each Member and former Member holding Units during the reviewed fiscal year, through the application of the procedures established pursuant to Section 6225(c) of the Code, or through an election and the furnishing of statements pursuant to Section 6226 of the Code.

(iv)       The provisions of this Section 7.6 shall survive the termination of the Company or the termination of any Member’s Membership Interest in the Company and shall remain binding on the Members for as long a period of time as is necessary to resolve with any taxing authority any and all matters regarding the U.S. federal, state or local income taxation of the Company or the Members.

ARTICLE VIII
TRANSFERS OF MEMBERSHIP INTERESTS

8.1       Transfer and Assignment of Interests. Subject to the requirements of this ARTICLE VIII, a Member may only Transfer all or any part of its Membership Interest (a) upon the prior written approval of the Board, which approval may not be withheld, conditioned or delayed for any reason, (b) pursuant to Section 8.6, or (c) pursuant to Section 8.7. After the consummation of any Transfer of any part of a Member’s Membership Interest, the Membership Interest so Transferred shall continue to be subject to the terms and provisions of this Agreement and any further Transfers shall be required to comply with all the terms and provisions of this Agreement. Any voluntary Transfer in violation of the provisions of this ARTICLE VIII shall be void ab initio.

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8.2       Further Restrictions on Transfer of Interests. In addition to any other restriction contained in this Agreement, no Member shall Transfer all or any part of its Membership Interest: (a) without complying with all federal and state securities laws to the extent applicable, (b) without causing payment of all expenses reasonably incurred by the Company (or reimbursement therefore), including reasonable attorneys’ fees and costs, in connection with the Transfer, (c) without the Transferee executing and delivering to the Board a copy of the Joinder attached hereto as Exhibit A (the “Joinder”), and (d) if the Membership Interest to be Transferred, when added to the total of all Membership Interests Transferred in the preceding twelve (12) consecutive months prior thereto, would cause the tax termination of the Company under Code Section 708(b)(1)(B), unless such tax termination would not have a material adverse effect on any non-transferring Member.

8.3       Permitted Transfers. Notwithstanding the provisions of Sections 8.1, 8.6 and 8.7, the Membership Interest of any Member may be Transferred, with or without consideration, subject to compliance with Section 8.2, and without the prior consent of the Board, to (a) the Member’s inter vivos trust for estate planning purposes, (b) a spouse or any lineal descendant of a Member, and with respect to a Member that is a trust, the spouse or lineal descendant of its trustor, or (c) an Affiliate of such Member (in each case, a “Permitted Transfer”).

8.4       Effective Date of Permitted Transfers. Any Permitted Transfer or other Transfer of all or any portion of a Member’s Membership Interest made in compliance with the terms of this ARTICLE VIII shall be effective on the day following the date upon which the requirements of Section 8.1 and Section 8.2 have been satisfied. The Member that is a party to the Transfer shall provide the Board and all other Members with written Notice of such Transfer as promptly as possible after the requirements of Section 8.1 and Section 8.2 have been met, as well as any such documents as reasonably requested by the Board upon such request. Any Transferee of all or any portion of a Member’s Membership Interest shall take subject to the terms and provisions of this Agreement.

8.5       Intentionally Omitted.

8.6       Tag Along Rights. Except in the case of a Permitted Transfer, not less than 20 days prior to any proposed Transfer of Class A Membership Units by a Member in an arms-length transaction pursuant to a bona fide offer from a third party (which third party is not an Affiliate of the Transferring Member), the Transferring Member shall deliver to the holders of Class A Membership Units a written notice (the “Sale Notice”) specifying in reasonable detail the identity of the proposed Transferee(s), the number of Class A Membership Units proposed to be sold, and the terms and conditions of the proposed Transfer. Each such Member holding Class A Membership Units may elect to participate in the proposed Transfer by delivering to the Transferring Member a written notice of such election within the 20-day period following delivery of the Sale Notice. If any such Members elect to participate in such Transfer, the Transferring Member and each such participating Member shall be entitled to sell in such proposed Transfer, at the same price and on the same terms, a number of Units included in such Transfer equal to the product of (a) the quotient determined by dividing the number of Class A Membership Units proposed to be sold then held by the Transferring Member or such participating Member (as determined on a Fully Diluted Basis), as the case may be, by the number of Class A Membership Units proposed to be sold then held by the Transferring Member and all participating Members (as determined on a Fully Diluted Basis), multiplied by (b) the number of Class A Membership Units to be sold in such proposed Transfer (as determined on a Fully Diluted Basis). Provided that such Transfer is consummated, each participating Member shall (x) join, on a pro rata basis (based on the value of the proceeds to be received from the sale of the Units by such Member) in any representations, warranties, covenants and indemnities or other obligations required to be provided in connection with such Transfer (other than any such obligations that relate specifically to a holder of such Units, such as indemnification with respect to representations and warranties given by a Member regarding such Member’s title to and ownership of Class A Membership Units); and (y) pay the Member’s pro rata share (based on the value of the proceeds to be received from the sale of the Class A Membership Units by such holder) of any costs of the transaction that are not otherwise paid by the Company or the acquiring Person.

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8.7       Reorganization; Public Offering.

(a)       The Board shall have the sole and exclusive right, power and privilege to reorganize the Company into one or more different entities or forms (collectively, the “New Entities”). Any action taken by the Board under this Section 8.7 shall be final and binding on all Members. The securities of the New Entities issued in exchange for Units shall not be transferable to any greater degree than Units held subject to this Agreement and all such new securities of the New Entities shall be subject to all restrictions provided herein or in any Restricted Unit Grant Agreement as if such new securities were Units. Each Member shall execute all documents (including amendments to this Agreement and any Restricted Unit Grant Agreement), and take any and all actions reasonably necessary or advisable, in the discretion of the Board, to permit the Board to reorganize the Company into the New Entities pursuant to the terms of this Section 8.7, such actions to include contributions of Units to New Entities, execution of consents for recapitalization of the Company or to the assignment of Company assets to New Entities, or approval of a merger and/or consolidation of the Company with New Entities.

(b)       Each Member shall take all actions reasonably necessary or desirable in connection with the consummation of any Public Offering as requested by the Company (including the execution of customary lock-up, underwriting or other agreements, provided that such agreements shall not disproportionately impact such Member). If such Public Offering is an underwritten offering and the managing underwriters advise the Company that in their opinion the structure of the Company would adversely affect the marketability of the offering, each Member shall consent to and vote for a recapitalization, reorganization and/or exchange of the Company into an entity with authorized securities that the managing underwriters and the Company find acceptable, and each such Member shall take all actions reasonably necessary or desirable in connection with the consummation of the recapitalization, reorganization and/or exchange as requested by the Company.

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ARTICLE IX
DISSOLUTION AND WINDING UP

9.1       Mandatory Dissolution. The Company shall be dissolved immediately upon the first to occur of the following events:

(a)       The happening of any event of dissolution specified in the Certificate;

(b)       The sale of all or substantially all of the Company’s assets for cash;

(c)       The written consent of the Board and a Majority-in-Interest of the Members; and

(d)       The entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

9.2       Winding Up. Upon the dissolution of the Company, the Company shall engage in no further business other than that necessary to wind up the business and affairs of the Company. The Board or its designee shall wind up the affairs of the Company in an orderly manner. The Board or its designee shall give written notice of the commencement of winding up by mail to all known creditors and claimants against the Company whose addresses appear in the records of the Company. After paying or adequately providing for the payment of all known debts and liabilities of the Company (including all costs of dissolution), the remaining assets of the Company shall be distributed or applied in the following order of priority:

(a)       First, to the establishment of reasonable reserves which the Board or its designee may deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Company; and

(b)       Second, to the Members in accordance with Section 4.3.

9.3       Distributions in Kind. Any non-cash asset distributed to one or more Members shall first be valued at its fair market value to determine the Net Income or Net Loss that would have resulted if such asset were sold for such value. Such Net Income or Net Loss shall then be allocated among the Members pursuant to ARTICLE IV, and the Members’ Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to). The Board shall determine the fair market value of such asset.

9.4       Deficits. Each Member shall look solely to the assets of the Company for the return of its investment, and if the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the investment of each Member, such Member shall have no recourse against any other Member or Management Party for indemnification, contribution or reimbursement except as specifically provided in this Agreement.

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ARTICLE X
LIABILITY/INDEMNIFICATION

10.1       Liability.

(a)       No Member shall be personally liable for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, except as otherwise provided in the Act or in this Agreement.

(b)       No Member shall be liable, responsible or accountable, in damages or otherwise, to any Member or to the Company for any act or omission by such Member within the scope of the authority conferred on such Member by this Agreement, except for any liability that result from such Member’s gross negligence or willful misconduct.

10.2       Indemnification of Members, Manager, Officers and Certain Agents. The Company shall defend, indemnify and hold harmless the Members, the Board, and any officer of the Company and their respective partners, officers, directors, shareholders, managers, general partners, members, equity holder and trustees (individually, an “Indemnitee”) to the fullest extent permitted by law in effect on the Effective Date and to such greater extent permitted by law as may hereafter from time to time permit, against any and all Losses, amounts paid in settlement, judgments, fines, and penalties actually incurred by or levied against such Indemnitee in connection with any Proceeding to which the Indemnitee was or is a party or is threatened to be made a party, or in which the Indemnitee is otherwise involved, by reason of the fact that the Indemnitee was or is a Member, Manager, or officer of the Company, other than such a Proceeding initiated by the Company, or any other Member or Members (an “Excluded Proceeding”). Each Indemnitee is entitled to indemnification under this Section 10.2 in the case of such Proceedings (other than Excluded Proceedings) in all instances, without further action or determination by the Company, except in the event that it is judicially determined, that the Indemnitee is guilty of gross negligence, bad faith, fraud or willful misconduct in the discharge of Indemnitee’s duties as an agent of the Company.

10.3       Defense of Proceeding.

(a)       An Indemnitee shall give prompt written Notice to the Company of the commencement, assertion or threat of any Proceeding in respect of which such Indemnitee shall seek defense or indemnification hereunder. Any failure to so notify the Company shall not relieve the Company from any liability that it may have to such Indemnitee under this Agreement unless the failure to give such Notice materially and adversely prejudices the Company.

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(b)       The Company shall have the right to assume control of the defense, settlement or other disposition of such Proceeding on such terms, as it deems appropriate; provided, however:

(i)       If the Company so elects to assume the control of the defense, settlement or other disposition of such Proceeding, it will notify the Indemnitee reasonably promptly so as to avoid any material adverse prejudice to the Indemnitee;

(ii)       The Indemnitee shall be entitled, at Indemnitee’s own expense, to participate in the defense of any Proceeding;

(iii)      The Company shall obtain the prior written approval of the Indemnitee, which approval shall not be unreasonably withheld or delayed, before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such Proceeding or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnitee;

(iv)       The Company shall not consent to the entry of any judgment or enter into any settlement with or involving any claimant or plaintiff that does not include as an unconditional term thereof the execution and delivery of a release from all liability in respect of such Proceeding by such claimant or plaintiff to, and in favor of, each of the Indemnitees; and

(v)       The parties hereto shall extend reasonable cooperation in connection with the defense of any Proceeding pursuant to this and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

(c)       In the event the Company elects not to assume control of the defense, settlement or other disposition of such Proceeding, (i) the Company shall make payments of all amounts required to be made pursuant to the provisions of this ARTICLE X to or for the account of the Indemnitee from time to time promptly upon receipt of bills or invoices relating thereto or when otherwise due and payable, provided, that the Indemnitee has agreed in writing to reimburse the Company for the full amount of such payments if the Indemnitee is ultimately determined not to be entitled to such indemnification, (ii) Indemnitee shall obtain the prior written approval of the Company before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such Proceeding or any liability in respect thereof, and (iii) the parties hereto shall extend reasonable cooperation in connection with the defense of any Proceeding pursuant to this and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

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10.4       Permissive Indemnification. Subject to the mandatory indemnification obligations of the Company set forth in Section 10.2, the Company may, but shall not be obligated to, indemnify any Person who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any Proceeding (including, without limitation, an Excluded Proceeding) by reason of the fact that such Person was or is a Member, Manager, officer, employee, or agent of the Company, to the same extent as is provided in Section 10.2 and Section 10.3 with respect to the Indemnitees set forth therein.

10.5       Indemnity Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the provisions of this ARTICLE X, shall not be deemed exclusive of any other rights to which any Person seeking indemnification or advancement of expenses may be entitled under any agreement, action of the Members, or otherwise, both as to action in such Person’s capacity as an agent of the Company and as to action in another capacity while serving as an agent. All rights to indemnification under this ARTICLE X, shall be deemed to be provided by a contract between the Company and each Indemnitee while this Agreement and relevant provisions of the Act and other applicable law, if any, are in effect. Any repeal or modification hereof or thereof shall not affect any such rights then existing.

10.6       Insurance. The Company may, but shall not be obligated to, purchase and maintain insurance, at the Company’s expense, on behalf of the Members, the Board, and such other persons as the Board shall determine, against any liability that may be asserted against, or any expense that may be incurred by, such Person in connection with the activities of the Company or the Members’ or Manager’s acts or omissions as the Members or Manager of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

10.7       Partial Indemnification. If a Person is entitled under any provision of this ARTICLE X to indemnification by the Company for a portion of Losses, incurred by such Person in connection with any Proceeding but not, however, for the total amount thereof, the Company shall nevertheless indemnify such Person for the portion of such Losses, amounts paid in settlement, judgments, fines or penalties to which such Person is entitled.

10.8       Heirs and Estate. The indemnification provisions and advancement of expenses provided by, or granted pursuant to, this ARTICLE X shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be an agent of the Company and shall inure to the benefit of such Person’s heirs and estate.

10.9       Assets. Any indemnification under this ARTICLE X shall be satisfied solely out of the assets of the Company. No Member or Management Party shall be subject to personal liability or required to fund or cause to be funded any obligation by reason of these indemnification provisions.

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ARTICLE XI
POWER OF ATTORNEY

11.1       Appointment of Manager as Attorney-in-Fact.

(a)       Each Member, by the execution of this Agreement, irrevocably constitutes and appoints the Board its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including, but not limited to:

(i)       All fictitious name certificates and all certificates and other instruments (including the Certificate and counterparts of this Agreement), and any amendment or restatement thereof, which the Board deems appropriate to form, qualify or continue the Company as a limited liability company in the jurisdictions in which the Company may conduct business or in which such formation, qualification or continuation is, in the opinion of the Board, necessary or desirable to protect the limited liability of the Members;

(ii)       All amendments to this Agreement and the Certificate adopted in accordance with Section 14.3, and all instruments which the Board deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement; and

(iii)       All conveyances and other instruments which the Board deems appropriate to reflect the dissolution and termination of the Company.

(b)       The foregoing appointment shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Board to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, and shall survive the bankruptcy, death, adjudication of incompetence or insanity, or dissolution of any Member hereby giving such power and the transfer or assignment of all or any part of the Membership Interest of such Member; provided, however, that in the event of the Transfer by a Member of all of its Membership Interest, the foregoing power of attorney of a transferor Member shall survive such Transfer only until such time as the Transferee shall have been admitted to the Company as a Member, and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

ARTICLE XII
CONFIDENTIALITY

12.1       Proprietary Information. Each Member acknowledges and agrees that it will receive and become aware of certain information which is proprietary to the Company, including, without limitation, prices, costs, personnel, knowledge, data and techniques, other non-public information concerning the business or finances of the Company, and any other information the disclosure of which might harm or destroy the competitive advantage of the Company (all of the foregoing shall hereinafter be referred to as the “Proprietary Information”). Notwithstanding the foregoing, the Proprietary Information shall not include any information which (a) a Member obtains other than as a result of being a Member or Manager, or (b) is generally known or becomes part of the public domain through no fault of a Person.

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12.2       Confidentiality. Each Member agrees that it shall not, directly or indirectly, disclose any Proprietary Information to third parties other than such Member’s attorneys, accountants, and financial advisors, copy or use any Proprietary Information, or publish any Proprietary Information, except for the purpose of fulfilling its obligations to the Company. Notwithstanding the immediately preceding sentence, it shall not be a breach of this Section 12.2 if any Person obligated to maintain the confidentiality of any Proprietary Information is requested or required (by oral questions, interrogatories, request for information documents in legal proceedings, subpoenas, civil investigative demands or similar processes) to disclose any Proprietary Information; provided, however, that such Person uses commercially reasonable efforts to provide the Company with prompt Notice of such request or requirement so that the Company may seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy, such Person is nonetheless legally compelled to disclose any Proprietary Information, such Person may, without liability hereunder, disclose that portion of the Proprietary Information which is legally required to be disclosed, provided such Person exercises reasonable efforts to preserve the confidentiality of the Proprietary Information.

12.3       Equitable Relief. Each Member hereby acknowledges and agrees that the breach by such Member of its covenants and obligations under this ARTICLE XII will cause irreparable harm and significant injury to the Company which could be difficult to limit or quantify. Accordingly, such Member agrees that the Company shall have the right to seek an immediate injunction, specific performance or other equitable relief due to any such breach, without posting any bond therefor, in addition to any other remedies that may be available to the Company or the other Members at law or in equity.

ARTICLE XIII
SECURITIES LAWS AND INVESTMENT REPRESENTATIONS

13.1       Securities Laws. The sale of Membership Interests in the Company to the Members has not been qualified or registered under the securities laws of any state, nor registered under the Securities Act of 1933, as amended, in reliance upon exemptions from the registration provisions of such laws.  In addition, no attempt has been made to qualify the offering and sale of Membership Interests to Members under any state’s “blue sky” laws, also in reliance upon an exemption from the requirement that a permit for issuance of securities be procured.

27

Each Member hereby represents and warrants to, and agrees with, the Members and the Company as follows:

13.2       Preexisting Relationship or Experience. It has a preexisting personal or business relationship with the Company, the Board or one or more of its officers or controlling persons, which may include its position as an officer or employee of the Company, or by reason of its business or financial experience (including, without limitation, experience in making investments similar to its investment in the Company), it is capable of evaluating the risks and merits of an investment in the Company and of protecting its own interests in connection with this investment. It has been afforded ample opportunity to ask any questions of the Company and the Board, and has been satisfied with the responses to any such questions.

13.3       High Risk Investment. Each Member understands that there is a high degree of risk in this investment. Investment into this Company should not be purchased by any purchaser who cannot afford the loss of its entire investment. An investment in a Membership Interest is riskier than an investment in publicly traded securities of companies traded on exchanges or over-the-counter, mutual funds, certificates of deposit, municipal bonds, corporate bonds, government obligations or securities purchased in firmly underwritten offerings. Only those investors who can tolerate such risk should purchase the Membership Interest. Furthermore, the Company has negligible cash and is dependent upon proceeds of this offering to finance its business.

13.4       No Advertising. It has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation with respect to the sale of the Membership Interests.

13.5       Investment Intent. It is acquiring the Membership Interest for investment purposes for its own account and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest. No other Person will have any direct or indirect beneficial interest in or right to the Membership Interest.

13.6       Accredited Investor. It is an “accredited investor” within the meaning of Rule 501 under Regulation D of the Securities Act of 1933, as amended.

13.7       No Obligation to Register. It understood as of the date of its investment in the Company, and understands as of the Effective Date, that the Company is under no obligation to register or qualify the Membership Interest under the Securities Act of 1933, as amended, or under any state securities law, or to assist it in complying with any exemption from registration and qualification.

13.8       Information Reviewed. Prior to the date on which it invested in the Company, it received and reviewed all information it considered necessary or appropriate for deciding whether to purchase the Membership Interest. Prior to making its investment in the Company, it had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of purchase of the Membership Interest and the business, financial affairs, and other aspects of the Company. Prior to the date on which it invested in the Company, it had the opportunity to obtain all information (to the extent the Company possessed such information) which it deemed necessary to evaluate its investment and to verify the accuracy of information otherwise provided to it.

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ARTICLE XIV
GENERAL PROVISIONS

14.1       Notices. Any Notice which may or must be given under this Agreement shall be addressed to a Member at the address set forth under such Member’s name in Schedule I hereto, or, if such Notice is by means of facsimile or e-mail, to the facsimile number or e-mail address, as applicable, set forth under such Member’s name in Schedule I hereto.

14.2       Entire Agreement. This Agreement and the Schedules, appendices and Exhibits attached hereto contains the entire agreement between the parties with respect to the subject matter hereof and transactions contemplated hereby, and supersedes all negotiations, agreements, representations, warranties commitments, whether in writing or oral, prior to the Effective Date, including, without limitation, the Prior LLC Agreement.

14.3       Amendment.

(a)       The Board shall have the power, without the consent of any Members or class thereof, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i)       To reflect the issuance of Units or the admission, substitution, termination or withdrawal of a Member, all in accordance with this Agreement;

(ii)       To reflect a change that is of inconsequential nature and does not adversely affect the other Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and

(iii)       To satisfy requirements, conditions or guidelines contained in ay order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

Otherwise, any amendment to this Agreement requires the approval of the holders of a majority of the Class A Membership Units.

14.4       Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

29

14.5       Jurisdiction. The parties hereto hereby consent to the sole and exclusive jurisdiction of the state and federal courts sitting in Delaware, for any action, suit, proceeding, claim or counterclaim directly or indirectly arising out of, under or in any way relating to this Agreement or the transactions contemplated by this Agreement.

14.6       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective legal representatives, successors and assigns.

14.7       Injunctive Relief; Specific Performance. The parties hereby agree and acknowledge that a breach of any material term, condition or provision of this Agreement that provides for an obligation other than the payment of money would result in severe and irreparable injury to the other party, which injury could not be adequately compensated by an award of money damages, and the parties therefore agree and acknowledge that they shall be entitled to seek injunctive relief in the event of any breach of any material term, condition or provision of this Agreement, or to enjoin or prevent such a breach, including without limitation an action for specific performance hereof, and the parties hereby irrevocably consent to the issuance of any such injunction. The parties further agree that no bond or surety shall be required in connection therewith.

14.8       Counterparts. This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted electronically (including by e-mail and facsimile), and each of which will be deemed an original of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

14.9       Waiver. No term, condition or provision of this Agreement may be waived except by an express written instrument to such effect signed by the party hereto to whom the benefit of such term, condition or provision runs. No such waiver of any term, condition or provision of this Agreement shall be deemed a waiver of any other term, condition or provision, irrespective of similarity, or shall constitute a continuing waiver of the same term, condition or provision, unless otherwise expressly provided. No failure or delay on the part of any party hereto in exercising any right, power or privilege under any term, condition or provision of this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

14.10       Further Assurances. Each party hereto shall timely execute and deliver any and all additional documents, instruments, notices, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

14.11       Partition. Each Member irrevocably waives any right which it may have to maintain an action for partition with respect to property of the Company.

14.12       Authority to Contract. Each party hereto hereby represents and covenants to the other Members that it has the capacity and authority to enter into this Agreement without the joinder of any other person. All undertakings and agreements herein shall be binding upon the Members hereto, their permitted successors and assigns.

14.13       Titles and Headings. The Article, Section and paragraph titles and headings contained in this Agreement are inserted only as a matter of convenience and for ease of reference and in no way define, limit, extend or proscribe the scope of this Agreement or the intent or content of any provision hereof. All references to Articles, Sections, Schedules or Exhibits contained herein mean Articles, Sections, Schedules or Exhibits of this Agreement unless otherwise stated.

14.14       Validity and Severability. If any provision of this Agreement is held invalid or unenforceable, such decision shall not affect the validity or enforceability of any other provision of this Agreement, all of which other provisions shall remain in full force and effect.

14.15       Statutory References. Each reference in this Agreement to a particular statute or regulation, or a provision thereof, shall be deemed to refer to such statute or regulation, or provision thereof, or to any similar or superseding statute or regulation, or provision thereof, as is from time to time in effect.

[The remainder of this page intentionally left blank. Signature pages follow.]

30

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Manager:

TITAN CNG, LLC,

a Delaware limited liability company

By:	/s/ Kirk S. Honour
Name:	Kirk S. Honour
Title:	President

[Amended and Restated Limited Liability Company Agreement of TITAN CNG, LLC]

LIMITED LIABILITY COMPANY AGREEMENT

OF

TITAN CNG, LLC

A DELAWARE LIMITED LIABILITY COMPANY

SIGNATURE PAGE

[This page shall constitute a signature to the Amended and Restated Limited Liability
Company Agreement of TITAN CNG, LLC]

“Member”

By:	/s/ Kirk Honour

Name:	Kirk Honour

Its:	President

SSN/EIN:

Address:

Tel. No.:

Fax. No:

SCHEDULE I

Members, Units, Percentage Interests and Capital Accounts

Member Name	Units	Percentage Interest	Capital Account
[To be Updated Following Completion of Offering]

Totals		100%

SCHEDULE II

Capitalized terms used in the Agreement have the meanings specified in this Schedule or elsewhere in the Agreement. In referring to sections or provisions of the Code or Regulations, it is intended that the terms “partner” and “partnership” (or variations thereof) appearing therein shall be read, respectively, as “Member” or “Company” (or variations thereof).

“Act” means the Delaware Limited Liability Company Act, codified in the Delaware General Corporation Law, Section 18-101 et seq., as the same may be amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Person, the deficit balance, if any, in such Person’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)       credit to such Capital Account any amounts which such Person is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the next to the last sentence of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations after taking into account any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b)       debit to such Capital Account the items described in Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means with respect to a specified Person: (a) any Person that directly or indirectly through one or more intermediaries, alone or through an affiliated group, controls, is controlled by, or is under common control with, such specified Person, and (b) any Person that is an officer, director, partner, trustee, or employee of, or serves in a similar capacity with respect to, such specified Person (or an Affiliate of such specified Person).

“Agreement” has the meaning set forth in the Preamble.

“Available Cash” means the amount of cash held by the Company, less (a) all current liabilities of the Company, and (b) reasonable working capital and other amounts that the Board reasonably deems necessary for the operation of the business of the Company, including amounts that the Board deems necessary to place into reserves for known, contingent, or potential claims with respect to the business of the Company.

“BBA Partnership Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the Bi-partisan Budget Act of 2015, including any other Code provisions with respect to the same subject matter as Sections 6221 through 6241 of the Code, and any regulations promulgated or proposed under any such Sections and any administrative guidance with respect thereto.

SCHEDULE II

1

“Board” means the Board of Managers of the Company established pursuant to Section 5.2.

“Book Value” means, with respect to any asset of the Company, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)       The initial Book Value of any asset contributed by a Member to the Company shall be such asset’s gross fair market value at the time of such contribution, as determined by the Board;

(b)       The Book Value shall be adjusted in the same manner as would the asset’s adjusted basis for federal income tax purposes, except that the depreciation deduction taken into account each Fiscal Year for purposes of adjusting the Book Value of an asset shall be the amount of Depreciation with respect to such asset taken into account for purposes of computing Net Income or Net Loss for the Fiscal Year;

(c)       The Book Value of any asset distributed to a Member by the Company shall be such asset’s gross fair market value at the time of such distribution, as determined by the Board; and

(d)       Upon election by the Board, the Book Value of all Company assets shall be adjusted upon the events and in the manner specified in Regulations Section 1.704-1(b)(2)(iv)(f).

“Business” means the ownership of and operation of an energy company which provides, without limitation, natural gas fueling and conversion solutions, which in turn may own or lease Property for fueling stations and operations, and all things incidental or reasonably related thereto, including, but not limited to, the disposition thereof.

“Capital Account” means, in respect of any Member, the capital account that the Company establishes and maintains for such Member pursuant to Section 3.1.

“Capital Contribution” means, with respect to any Member, the amount of money and the fair market value of any property (other than money) contributed (or deemed contributed pursuant to Regulation Section 1.704-1(b)(2)(iv)(d)) to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take “subject to” under Code Section 752) with respect to the Membership Interest held by such Member.

“Certificate” has the meaning set forth in the Recitals.

“Class A Membership Unit” means a Unit having the rights and obligations specified with respect to Class A Membership Units in this Agreement.

SCHEDULE II

2

“Class B Membership Unit” means a Unit having the rights and obligations specified with respect to Class B Membership Units in this Agreement. Class B Membership Units issued on or after the date of this Agreement are intended to be treated as “profits interests” under IRS Revenue Procedure 93-27 and IRS Revenue Procedure 2001-43 and the provisions of this Agreement shall be interpreted and applied consistently therewith.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” has the meaning set forth in the Preamble.

“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” in Regulations Section 1.704-2(d).

“Convertible Securities” means any securities directly or indirectly convertible or exchangeable for Units.

“Depreciation” means an amount equal to the depreciation, amortization or other cost-recovery deduction allowable with respect to an asset for the Fiscal Year or other period, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of the Fiscal Year or other period, Depreciation will be an amount which bears the same ratio to the beginning Book Value as the Federal income tax depreciation, amortization or other cost-recovery deduction for the Fiscal Year or other period bears to the beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization or other cost-recovery deduction for the Fiscal Year or other period is zero, Depreciation will be determined by reference to the beginning Book Value using any reasonable method.

“Distribution Threshold” has the meaning set forth in Section 2.8(b).

“Economic Interest” means a Person’s right to share in the income, gains, losses, deductions, credit or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member, including the right to vote, participate in the management of the Company, or the right to information concerning the business and affairs of the Company.

“Economic Risk of Loss” has the meaning specified in Regulations Section 1.752-2.

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means (a) Units (including Class A Membership Units and Class B Membership Units) or other equity interests in the Company (including other classes, groups or series thereof having such relative rights, powers, and/or obligations as may from time to time be established by the Board, as the case may be, including rights, powers, and/or duties different from, senior to or more favorable than existing classes, groups and series of units and other equity interests in the Company, and including any so-called “profits interests”), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Company, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company.

SCHEDULE II

3

“TITAN CNG” means TITAN CNG, LLC, a Delaware limited liability company.

“Fiscal Year” means the Company’s fiscal year, which shall be the calendar year (except as otherwise required by law), and any partial year with respect to the fiscal years in which the Company is organized and dissolved or terminated.

“Fully Diluted Basis” assumes the full conversion into Units of all Convertible Securities, if any, that at the time of any such determination would be entitled to participate in the distributions upon consummation of the proposed Transfer or other transaction in question.

“Imputed Underpayment” has the meaning set forth in Section 4.11.

“Indemnitee” has the meaning set forth in Section 10.2.

“Initial Members” means the Members set forth on Schedule I of the Prior LLC Agreement. A reference to an “Initial Member” means any of the Initial Members.

“Joinder” has the meaning set forth in Section 8.2.

“Lender” has the meaning set forth in Section 3.5(b).

“Liquidation Value” shall mean, with respect to any Unit, the amount of cash that would be distributed to a Member in respect of such Unit if the Company sold all of its assets for an amount of cash equal to their fair market value and distributed the proceeds pursuant to Section 9.2(b).

“Losses” means all damages, liabilities, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, liens, losses, payments, expenses and fees, including all court costs and reasonable attorneys’ and accountants’ fees and expenses sustained or incurred in connection with the defense or investigation of any Proceeding.

“Majority-in-Interest” means the vote or written consent of Members holding greater than 50% of the total of all issued and outstanding Units.

“Management Party” or “Management Parties” means, collectively, each Manager and their respective officers, directors, managers, members, shareholders or other equity holders.

“Manager” means each Person duly appointed as a member of the Board of Managers of the Company from time to time in accordance with Section 5.2.

SCHEDULE II

4

“Member” means an Initial Member or a Person who otherwise acquires a Membership Interest, has executed the Joinder, and has been admitted as a Member as permitted under this Agreement, whose Membership Interest has not been terminated.

“Member Loan” has the meaning set forth in Section 3.5(a).

“Member Minimum Gain” has the meaning ascribed to the term “partner nonrecourse debt minimum gain” in Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Debt” has the meaning ascribed to the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” means items of Company loss, deduction, or Code Section 705(a)(2)(b) expenditures that are attributable to Member Nonrecourse Debt within the meaning of Regulations Section 1.704-2(i).

“Membership Interest” means a Member’s entire interest in the Company, including, without limitation, such Member’s Economic Interest, Percentage Interest, right to vote and to participate in the management of the Company, if any, and the right to information concerning the business and affairs of the Company. The term Membership Interest is used interchangeably with the term Unit throughout this Agreement.

“Net Income” and “Net Loss” means, for each fiscal year of the Company (or other period for which Net Income and Net Loss must be computed), an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) and the Regulations, and, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss. The determination of Net Income and Net Loss pursuant to the previous sentence shall be subject to the following adjustments:

(e)       Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss;

(f)       Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Income or Net Loss shall be subtracted from Net Income or Net Loss;

(g)       Gains or losses resulting from any disposition of a Company asset with respect to which gains or losses are recognized for federal income tax purposes shall be computed with reference to the Book Value of the Company asset disposed of, notwithstanding the fact that the adjusted tax basis of such Company asset differs from its Book Value;

SCHEDULE II

5

(h)       In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing the taxable income or loss, there will be taken into account Depreciation;

(i)       If the Book Value of any Company asset is adjusted pursuant to the definition of “Book Value,” the amount of the adjustment will be taken into account as gain or loss from the disposition of the asset for purposes of computing Net Income or Net Loss; and

(j)       Notwithstanding any other provision of this subsection, any items of income, gain, loss or deduction that are specially allocated shall not be taken into account in computing Net Income or Net Loss.

“New Entity” has the meaning set forth in Section 8.7.

“Non-Electing Member” has the meaning set forth in Section 8.7(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Notice” means a written notice required or permitted under this Agreement. A Notice shall be deemed given or sent when deposited, as certified mail, return receipt requested, postage and fees prepaid, in the United States mails; when personally delivered to the recipient; when transmitted by electronic means (including e-mail and facsimile), and such transmission is electronically confirmed as having been successfully transmitted; or when delivered to the home or office of a recipient in the care of a person whom the sender has reason to believe will promptly communicate the Notice to the recipient.

“Other Activities” has the meaning set forth in Section 5.1(c).

“Partially Adjusted Capital Account” means, with respect to any Member and any Fiscal Year, the aggregate capital account of such Member in the Company as of the beginning of such Fiscal Year, adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv) with respect to such Fiscal Year but before giving effect to any allocations of Net Income or Net Loss or items of income, gain, loss and deduction of such Fiscal Year.

“Partnership Representative” has the meaning set forth in Section 7.6(b)(i).

“Percentage Interest” means, with respect to a Member, the percentage set forth opposite such Member’s name on Schedule I attached hereto, which shall be amended from time to time in accordance with the terms of this Agreement.

“Permitted Transfer” has the meaning set forth in Section 8.3.

“Person” means and includes any natural person, corporation, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, government or any department, political subdivision or agency of a government.

SCHEDULE II

6

“Prior LLC Agreement” has the meaning set forth in the Recitals.

“Proceeding” means and includes any action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative or investigative in nature.

“Property” means any property purchased, acquired, leased or otherwise held by TITAN CNG.

“Proprietary Information” has the mean set forth in Section 12.1.

“Public Offering” means any underwritten sale of Units of the Company (or any corporate successor thereto) pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission.

“Regulations” means the income tax regulations promulgated by the United States Department of the Treasury and published in the Federal Register for the purpose of interpreting and applying the provisions of the Code, as such Regulations may be amended from time to time, including corresponding provisions of applicable successor regulations.

“Regulatory Allocations” has the meaning set forth in Section 4.2(f).

“Restricted Unit Grant Agreement” has the meaning set forth in Section 2.8(b).

“Subsidiary” means any corporation, partnership, joint venture, limited liability company, association, or other entity in which such Person owns, directly or indirectly, 50% or more of the outstanding equity securities or interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such entity.

“Target Capital Account” means, with respect to any Member as of any date, an amount (which may be either a positive or a deficit balance) equal to the amount that such Member would receive as a distribution if all assets of the Company as of such date were sold for cash equal to the Book Value of such assets on the books of the Company, all liabilities of the Company were satisfied to the extent required by their terms, and the net proceeds were distributed by the Company to the Members pursuant to Section 4.3.

“Transfer” means and includes, in respect of a Membership Interest, or any element thereof, when used as a noun, any sale, hypothecation, pledge, assignment, attachment, gift or other disposition of a Membership Interest or any element thereof, and, when used as a verb, to sell, hypothecate, pledge, assign, attach, bequest or otherwise dispose of a Membership Interest or any element thereof.

“Transferee” means a Person who obtains or receives a Membership Interest or any element thereof by means of a Transfer.

“Unit” has the meaning set forth in Section 2.8.

SCHEDULE II

7

Exhibit A

TITAN CNG, LLC

JOINDER

The undersigned hereby acknowledges that the undersigned has received and reviewed a true and correct copy of that certain Amended and Restated Limited Liability Company Agreement of TITAN CNG, LLC, a Delaware limited liability company, dated as of May 26, 2015 (as amended, the “LLC Agreement”). Each capitalized term used in this Joinder, but not otherwise defined herein, shall have the meaning ascribed to such term in the LLC Agreement.

This Joinder (this “Joinder”) is hereby incorporated into and made a part of the LLC Agreement for all purposes. The Company hereby acknowledges and agrees that the undersigned is hereby deemed a Member under the LLC Agreement for all purposes as of the date of this Joinder. On and after the date of this Joinder, each reference in the LLC Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import referring to the LLC Agreement, shall mean and be a reference to the LLC Agreement, incorporating this Joinder.

The undersigned hereby approves, consents to and agrees to be bound by the terms, conditions and other provisions of the LLC Agreement to the extent that such terms, conditions and other provisions are expressly imposed upon the undersigned as a Member as provided therein. The Company acknowledges and agrees that the undersigned shall have all of the rights of a Member subject to the terms, conditions and other provisions of the LLC Agreement.

Dated: [INSERT DATE]

Name of Member: [INSERT NAME]

Number of Units: [INSERT # OF UNITS; ROUND TO 3RD DECIMAL PLACE]

_____________________________

[INSERT NAME]

[The remainder of this page is intentionally left blank. Signature page follows.]

EXHIBIT A

Company:

TITAN CNG, LLC

a Delaware limited liability company

By:	Kirk Honour, its Manager

	By:	/s/ Kirk Honour
	Name:	Kirk Honour
	Title:	President

EXHIBIT A

Exhibit B

Board of Managers of Titan CNG, LLC

as of January 1, 2016

Scott M. Honour	Chairman

John P. Yeros

Kirk S. Honour

Timothy Gorry

James G. Jackson

Steve Alpeter

EXHIBIT B